As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Main Street Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	41-2230745
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1300 Post Oak Boulevard, 8th Floor
Houston, TX	77056
(Address of principal executive offices)	(Zip code)

Main Street Capital Corporation Deferred Compensation Plan
(Full title of the plan)

Vincent D. Foster

Chief Executive Officer

Main Street Capital Corporation

1300 Post Oak Boulevard, 8th Floor

Houston, TX 77056

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred compensation obligations (1)	$25,000,000		N/A		$25,000,000	$2,517.50
Common stock, par value $0.01 per share	800,000	(2)	29.30	(3)	$23,436,000	$2,360.01

(1)              The deferred compensation obligations are unsecured obligations of Main Street Capital Corporation to pay deferred compensation in the future in accordance with the terms of the Main Street Capital Corporation Deferred Compensation Plan. Certain of such deferred compensation obligations may be fulfilled either in cash or in shares of Main Street Capital Corporation common stock.

(2)              These shares of common stock are to be issued under the Main Street Capital Corporation Deferred Compensation Plan.  Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that become issuable under the Main Street Capital Corporation Deferred Compensation Plan by reason of any future stock dividends, stock splits or similar transactions.

(3)              Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low sales prices of Main Street Capital Corporation’s common stock as reported on the New York Stock Exchange as of December 17, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants in the Main Street Capital Corporation Deferred Compensation Plan and the Main Street Capital Corporation Deferred Compensation Plan Adoption Agreement (collectively, the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Main Street Capital Corporation (“Main Street,” “us” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Main Street will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by Main Street are incorporated herein by reference and made a part hereof:

•                 Main Street’s Annual Report on Form 10-K for the year ended December 31, 2014;

•                 Main Street’s Quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•                  Main Street’s Current Reports on Form 8-K filed with the Commission on March 13, 2015, April 23, 2015, April 30, 2015, May 5, 2015, May 6, 2015, June 9, 2015, August 5, 2015, October 21, 2015, November 4, 2015 and November 24, 2015 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished); and

•                  The description of Main Street’s common stock contained in the Form 8-A filed by Main Street with the Commission on October 13, 2010, including any amendments or reports filed for the purpose of updating such description.

Each document filed with the Commission by Main Street pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

(a) Common Stock.  Not Applicable.

(b) Deferred Compensation Obligations.

The securities to be offered under this Registration Statement represent unsecured obligations of Main Street to pay to the participants in the Plan certain salary, bonus, board retainers and other compensation, the receipt of which the participants have elected to defer in accordance with the terms of the Plan (the “Deferred Compensation Obligations”).

The Plan is a defined contribution nonqualified deferred compensation plan and is administered by Main Street. The Plan will enable certain individuals that may be designated from time to time, including non-employee directors and key employees of Main Street and its subsidiaries, to defer receipt of some or all of their cash compensation and, if applicable, restricted stock units. In addition, Main Street may also make discretionary employer contributions to the Plan. Discretionary employer contributions will be subject to a vesting schedule that will be determined by Main Street at the time of the contribution, provided that vesting will accelerate upon a change in control and the participant’s death or retirement. All discretionary employer contributions, whether vested or not, will be forfeited upon a participant’s termination of employment for cause or upon the participant engaging in competition with Main Street or any of its affiliates, predecessors, designees or successors.

Generally, participants will receive distributions of deferred amounts upon the earlier of separation from service, the occurrence of a disability, or a specified date (selected at the time of the deferral). Participants may elect to receive distributions in the form of a lump sum or installments, and, in some cases, may elect to delay distributions by at least five years. Participants may also be permitted to withdraw all or a portion of their deferred amounts under the Plan in the event of an unforeseeable financial emergency. Participants will receive hypothetical earnings on contributions based on returns generated by the participant’s selection of investment alternatives established by Main Street, which will include a hypothetical investment in Main Street common stock.  Upon distribution, participants will be paid in the form of cash, except that a participant whose account is treated as invested in shares of Main Street common stock will be paid in shares of Main Street common stock.

The foregoing does not purport to be a complete summary of the Plan and is qualified in its entirety by reference to the text of the Plan, a copy of which is included as Exhibit 4.1 to this Registration Statement and is incorporated herein by reference.

The Deferred Compensation Obligations are unsecured general obligations of Main Street and rank pari passu with other unsecured and unsubordinated indebtedness of Main Street. The Deferred Compensation Obligations may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered, other than pursuant to a qualified domestic relations order.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation contain such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Our articles of incorporation require us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our bylaws also require that, to the maximum extent permitted by Maryland law, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses incurred by any such indemnified person in advance of the final disposition of a proceeding.

Maryland law requires a corporation (unless its articles of incorporation provide otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of his or her service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

In addition, we have entered into Indemnity Agreements with our directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the Commission as Exhibit (k)(13) to our Registration Statement on Form N-2 (Reg. No. 333-142879). The Indemnity Agreements generally provide that we will, to the extent specified in the agreements and to the fullest extent permitted by the 1940 Act and Maryland law as in effect on the day the agreement is executed, indemnify and advance expenses to each indemnitee that is, or is threatened to be made, a party to or a witness in any civil, criminal or administrative proceeding. We will indemnify the indemnitee against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred in connection with any such proceeding unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit, or (iii) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his conduct was unlawful. Additionally, for so long as the we are subject to the 1940 Act, no advancement of expenses will be made until (i) the indemnitee provides a security for his undertaking, (ii) we are insured against losses arising by reason of any lawful advances, or (iii) the majority of a quorum of our disinterested directors, or independent counsel in a written opinion, determine based on a review of readily available facts that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, we will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waive and relinquish any right of contribution we may have against the indemnitee. The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, our articles of incorporation, our bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment or repeal of the Indemnity Agreements will limit or restrict any right of the indemnitee in respect of any action taken or omitted by the indemnitee prior to such amendment or repeal. The Indemnity Agreements will terminate upon the later of (i) ten years after the date the indemnitee has ceased to serve as our director or officer, or (ii) one year after the final termination of any proceeding for which the indemnitee is granted rights of indemnification or advancement of expenses or which is brought by the indemnitee. The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed with the Commission as Exhibit (k)(13) to our Registration Statement on Form N-2 (Reg. No. 333-142879).

We have obtained primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.		Description

*4.1	—	Main Street Capital Corporation Deferred Compensation Plan Adoption Agreement and Plan Document.

*5.1	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

*23.1	—	Consent of Grant Thornton LLP.

*23.2	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

*                                                Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 18, 2015.

MAIN STREET CAPITAL CORPORATION

By:	/s/ Vincent D. Foster
Vincent D. Foster
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vincent D. Foster and Brent D. Smith, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 18, 2015.

Signature	Title

/s/ Vincent D. Foster	Chairman and Chief Executive Officer
Vincent D. Foster	(principal executive officer)

/s/ Brent D. Smith	Chief Financial Officer and Treasurer
Brent D. Smith	(principal financial officer)

/s/ Shannon D. Martin	Vice President and Chief Accounting Officer
Shannon D. Martin	(principal accounting officer)

/s/ Michael Appling Jr.	Director
Michael Appling Jr.

/s/ Joseph E. Canon	Director
Joseph E. Canon

/s/ Arthur L. French	Director
Arthur L. French

/s/ J. Kevin Griffin	Director
J. Kevin Griffin

/s/ John E. Jackson	Director
John E. Jackson

/s/ Brian E. Lane	Director
Brian E. Lane

/s/ Stephen B. Solcher	Director
Stephen B. Solcher

EXHIBIT INDEX

Exhibit
No.		Description

*4.1	—	Main Street Capital Corporation Deferred Compensation Plan Adoption Agreement and Plan Document.

*5.1	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

*23.1	—	Consent of Grant Thornton LLP.

*23.2	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

*               Filed herewith.